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                                                                   EXHIBIT 10.40

[CLAYTON LOGO]

                             CLAYTON SERVICES, INC.


August 30, 2005

Mr. Brian C. Newman
219 Grandview Road.
Southbury, CT 06488

Re:  Separation Agreement and Mutual Release

Dear Brian:

         Together with Appendix A which is incorporated into this letter in full, this letter shall be referred to as the "AGREEMENT" and contains the terms of the separation agreement and mutual release between you, on the one hand , and Clayton Services, Inc., a Delaware corporation ("Clayton"), on the other hand.

         1. Your last day of active employment with the Company will be August 31, 2005. You will receive payment through that date consistent with Company's regular payroll practices.

         2. You will receive salary continuation for the period commencing on September 1, 2005 through August 31, 2006. During that time period, and contingent upon your compliance with the terms of Paragraphs 9 - 12 of this Agreement and the Mutual Release (defined below), you will receive in equal installments the aggregate sum of One Hundred Sixty Eight Thousand Three Hundred and Seventy Two Dollars ($168,372.00), less all applicable taxes and withholdings, payable beginning with the start of the first regularly scheduled pay period falling at least eight days after you have returned a signed copy of this letter agreement. Based upon your having executed the Agreement by August 31, 2005 and provided you do not revoke your acceptance of the Agreement within such eight day period, the first payroll date on which you will receive payment will be September 9, 2005. You will be paid a retention bonus in the amount of $108,333.36 not later than September 9, 2005.

         3. You will receive health insurance continuation for twelve (12) months commencing on September 1, 2005 and terminating on August 31, 2006. Clayton will pay your health insurance premium payments during that period in the same proportion as shared by Clayton and yourself prior to your termination. To the extent that Clayton may change its health insurance plans during this one year period you will have the right to receive continuation in the "best and highest" plan offered by Clayton to its employees, or you may elect to have Clayton pay you the premium payments that Clayton is currently paying on your behalf as of the date of this Agreement and you may elect your own coverage with a carrier independent of Clayton. To the extent you are eligible, elect to, and in fact receive continued health insurance coverage under COBRA, coverage pursuant to which commences on September 1, 2006, the cost of any premium will be paid by you and Clayton will have no COBRA premium obligation whatsoever. It is expressly understood and agreed that nothing in this Agreement is designed to guarantee, promise, convey, or covenant coverage or continuation coverage under any insurance or benefit plan except as expressly set forth herein.

         4. You will receive payment for accrued but unused vacation pay, less applicable taxes.

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         5.   Simultaneously with the execution of this Agreement, and as consideration for the undertakings set forth herein, you and an officer of Clayton will execute the Mutual Release attached hereto as APPENDIX A (the "Mutual Release"). Your agreement to, and non-revocation of, the Mutual Release is a material term of this Agreement and failure to agree to the same will nullify any and all obligations of Clayton and any all of your rights under this Agreement;

         6. All amounts payable to you pursuant to this Agreement shall be subject to applicable taxes and withholding;

         7. You agree to return to Clayton, no later than the close of business on August 31, 2005, all property of Clayton in your possession, including by way of example and not by way of limitation, any and all files, documents, books, records, reports, credit cards, cell phones, computers, computer equipment, networking equipment hardware, software, source code, object code, customer lists, customer information, pricing lists, marketing materials and other proprietary information.,

         8. The parties agree to keep the existence and terms of this Agreement completely confidential other than (i) as may be necessary for each party to enforce its rights against the other under the terms of the this Agreement or the Mutual Release, or
              (ii) to the extent necessary to comply with any applicable legal process. In any case, you may disclose the terms of this Agreement and the Mutual Release to your immediate family, and each of the parties may disclose the terms of this Agreement to its legal counsel and tax and accounting advisors. Furthermore, you agree not to disparage Clayton or any of their respective subsidiaries, affiliates, officers, directors, shareholders, agents or employees to any third party; and Clayton agrees not to disparage you to any third party.

         9. You shall not use or disclose Confidential Information, as defined in this Paragraph 9, to any person or entity for any for any reason or purpose whatsoever. You acknowledge that (i) Clayton has expended time, effort and money to obtain and develop Confidential Information, (ii) the Confidential Information constitutes special, valuable and unique assets of Clayton, whether or not any of the Confidential Information is embodied in tangible or intangible form; and (iii) all materials containing Confidential Information are the property of Clayton or its affiliates, as the case may be. You agree and acknowledge that for purposes of this Agreement, "CONFIDENTIAL INFORMATION" means information and data not generally known outside of Clayton that you prepared, acquired, learned, or had reasonable access to during your employment with Clayton or any of its respective predecessors, subsidiaries or affiliates, including, but not limited to, research, design, development, strategies, production, presentation, methodologies, margins, and budgets, and costs related thereto; information and materials used in marketing or presenting the business, products or services of Clayton or any of its respective affiliates including without limitation, style, format and content; customer lists and potential customer lists and information pertaining to customer goals and strategies; prices and terms offered or paid for products and services by customers; information and materials related to determining whether products and services should be offered or sold to a customer; supplier, vendor and contractor lists, contacts, prices, specifications and other information; techniques, source code, object code, software documentation, software

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              diagrams, software flow charts, procedures, processes, formulas, equipment, methods, technical data and compilations; business proposals and plans and financial and operational information and strategies; the financial and capital structure of Clayton and its affiliates; creditors, debtors and financial data; any other material or information of whatever nature which provides any of the Clayton or any of its affiliates, an opportunity to gain an advantage over competitors; and any and all trade secrets or proprietary and confidential information or materials of Clayton and its affiliates, or any customer or any potential customers of which you had knowledge or reasonable access to; PROVIDED, HOWEVER, that: (1) the foregoing confidentiality obligation shall not apply to any information or material to the extent it is or becomes publicly known (other than as a result of any act by you in violation of this Agreement or others in violation of an obligation of confidentiality); and (2) the foregoing confidentiality obligation shall not prevent you from disclosing information pursuant to court order, or order agency of competent jurisdiction, or to a government or law enforcement agency if you have reasonable cause to believe that the information discloses a violation of a State or federal law, rule, or regulation; PROVIDED FURTHER, HOWEVER, to the extent permitted by law, that you notify Clayton in writing no less than five (5) business days in advance of any such disclosure under this Paragraph 9 and that you further notify Clayton within five (5) business days of your receipt of any subpoena, court order, administrative order, or other legal process requiring disclosure of information subject to this confidentiality provision. Notwithstanding anything herein to the contrary, Clayton agrees that it will provide you with copies of Confidential Information required for you to comply with a regulatory investigation upon presentation of a subpoena, court order, administrative order or other legal process requiring disclosure of information subject to this confidentiality provision.

         10. You hereby disclaim, forego, revise, and acquit any and all rights, titles and interests possessed by you, directly or indirectly, in law or in equity, in any and all Inventions (as defined below) capable of being used by Clayton or any of its respective subsidiaries or affiliates to its advantage, as determined by Clayton in its sole and absolute discretion, including but not limited to, any and all interest in proprietary software applications (and improvements, modifications and derivatives thereof) commonly referred to as Deal Management System (DMS), Clayton Loan Analysis System (CLAS), and High-Cost Analyzer (HCA), Conduit and CU, and you hereby transfer and assign to Clayton , for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, any and all such rights, titles and interests in all such Inventions. For the purposes of this Agreement, "INVENTIONS" includes, but is not limited to, machinery, apparatus, products, processes, computer hardware, information systems, software (including, without limitation, source code, object code, documentation, diagrams, and flow charts) and any other discoveries, concepts, ideas, and inventions, whether patentable or not (including, without limitation, processes, methods, formulas, and techniques, as well as improvements thereof or know-how related thereto), concerning any present or prospective activities of Clayton.

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         11.  You shall not, for a period of twelve (12) months after the date of this Agreement, for any reason whatsoever, directly or indirectly, as an owner, employee, agent, salesperson or member of any person, corporation, firm, agency or otherwise that is engaged in a business directly competitive with any business currently conducted by Clayton or any of its respective subsidiaries or affiliates, solicit such business from or engage in such business with a client or potential client of Clayton (a) with which you had direct or indirect contact as an employee of Clayton, or (b) regarding which client or potential client you had learned , or become aware of, or (c) with which client or potential client of Clayton has solicited new business, or has conducted new business, within the twelve (12) month period immediately preceding the date of this Agreement. You shall not, for a period of twelve (12) months after the date of this Agreement, for any reason whatsoever, individually or on behalf of, directly or indirectly, as an owner, employee, agent, salesperson or member of any person, corporation, firm, agency or otherwise (a) employ or retain, or solicit, entice, encourage or persuade or attempt to solicit, entice, encourage or persuade any person who is, at the time, an employee of Clayton or who was an employee of Clayton less than three (3) months before such an attempt to employ, retain, solicit, entice or encourage any such person; or (b) encourage, persuade or entice any employee or Client of Clayton to terminate his, her or its employment or business relationship with Clayton.

         12. If you breach any of the foregoing covenants or obligations contained in Paragraphs 9-11 of this Agreement, the parties agree that Clayton's obligation to make any remaining scheduled payments under Paragraph 2 or 3 of this Agreement shall terminate, Clayton may retain such amounts by way of liquidated damages (without in any way restricting its right to seek injunctive and other relief against you in any such event, which right to seek injunctive relief is expressly granted herein), and Clayton shall be entitled to repayment of the sums previously paid to you under Paragraph 2 and 3 of this Agreement.

         13. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives by operation of law or otherwise, including any entity with which Clayton may merge or consolidate or to which all or substantially all of its assets may be transferred. The duties and covenants of you under this Agreement, being personal, may not be delegated or assigned.

         14. You understand that this Agreement is final and binding. By signing this Agreement, you acknowledge that you have read and understand this Agreement; that you have not relied upon any representation or statement, written, or oral, not set forth in this Agreement; that you have been advised to consult with an attorney; that your signature on this Agreement is voluntary; and that you have entered into this Agreement knowingly and willfully. You acknowledge and agree that: (a) the restrictions placed upon you by this Agreement are reasonable and necessary; (b) you will be able to earn a livelihood without violating such

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              restrictions; and (c) you understand that your ability to earn a livelihood without violating such restrictions is a material condition to this Agreement.

         15. This Agreement may be executed in counterparts and by facsimile, each of which shall be deemed an original and all of which, taken together, shall constitute one agreement.

         16. This Agreement shall be interpreted, construed and enforced under the laws of the State of Connecticut.

         17. This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among parties with respect to the subject matter hereof.

         18. You are advised to consult with an attorney prior to signing this Agreement and the Mutual Release attached hereto as Exhibit A. You have a period of twenty-one (21) days from the date of delivery of this Agreement to accept the Agreement by executing it and returning it to Jeanne Rudell, SVP Human Resources of Clayton, prior to the expiration of the twenty-one (21) day period. If you execute this Agreement prior to the expiration of the twenty-one
              (21) day signing period, such execution shall constitute a waiver by you of the remainder of the twenty-one (21) day signing period. You also have seven (7) days following your execution of this Agreement during which you may revoke the Agreement by delivering written notice to the offices of Jeanne Rudell, SVP Human Resources at 2 Corporate Drive, Suite 350, Shelton, Connecticut 06484 by hand or by mail, prior to the expiration of the seven (7) day period. If this Agreement is not revoked by you during said seven (7) day period, it shall be deemed accepted. The Agreement shall not be effective or enforceable until the revocation period has expired.

If these terms are acceptable to you, please countersign the enclosed copy of this letter and the fully incorporated Appendix A and return them to me within the time parameter above. Thank you very much.

Very truly yours,

CLAYTON SERVICES, INC.


By: /s/ Stephen M. Lamando
    ----------------------
    Stephen M. Lamando
    President and CEO

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AGREED TO AND ACCEPTED:
this 31st day of August, 2005


By:  /s/ Brian C. Newman
     -------------------------------
     Brian C. Newman

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                                                                      APPENDIX A

                                 MUTUAL RELEASE

     WHEREAS, Brian C. Newman, an individual ("NEWMAN"), and Clayton Services, Inc., a Delaware corporation ("CLAYTON"), are parties to the attached Letter Agreement (the "LETTER AGREEMENT"); and

     WHEREAS, this Mutual Release is incorporated into, and is a material term of, the Letter Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and undertakings set forth in the Letter Agreement, Newman, on the one hand, and Clayton, on the other hand, agree as follows:

     1. Newman, on behalf of himself and on behalf of his heirs, executors, administrators, successors and assigns, hereby REMISES, RELEASES, ACQUITS, SATISFIES and FOREVER DISCHARGES Clayton as well as its respective present and former subsidiaries, parent companies, divisions, affiliates, and respective insurers, representatives, officers, directors, shareholders, partners, joint ventures, independent contractors, members, agents, employees, attorneys, retirement benefit plans, welfare benefit plans and their heirs executors, administrators, successors and assigns (all hereinafter referred to collectively as "the "RELEASED PARTIES"), with respect to any and all claims, obligations, demands, liabilities, promises, costs, expenses (including attorneys' fees, costs and expenses) and/or causes of action of whatever nature, whether known or unknown, that Newman has or may have against Clayton from the beginning of time through the date of the Agreement. Without restricting the generality of the foregoing, the Released Parties agrees to and does hereby remise, release, acquit, satisfy, and forever discharge Clayton of and from any and all claims, obligations, demands, liabilities, costs, expenses, and/or causes of action, known or unknown, arising out of or in any way connected with or relating to his employment and the termination of his employment up to and including the date he signs this Mutual Release and the Letter Agreement, including, but not limited to, claims, obligations, demands, liabilities, costs, expenses, and/or causes of action based in whole or in part on (i) any alleged (oral or written) agreement to provide compensation, equity, stock, profit sharing, bonus, phantom stock, phantom equity, revenue sharing, incentive compensation or similar type of compensation, benefits, vesting, or payment; (ii) breach of contract and/or promissory estoppel; (iii) tort, retaliatory discharge; (iv) federal, state or local law, regulation or ordinance, including, but not limited to, claims under the Family Medical Leave Act (29 U.S.C. Sections 2601 ET SEQ.), the Americans With Disabilities Act (42 U.S.C. Sections 12101 ET SEQ.), the Age Discrimination in Employment Act (29 U.S.C. Sections 621 ET SEQ.), the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act (42 U.S.C. Sections 2000e ET SEQ.), the Civil Rights Act of 1991, the Employee Retirement Income Security Act (29 U.S.C. Sections 1001 ET SEQ.), the Fair Labor Standards Act (29 U.S.C. Sections 201 ET SEQ.), all applicable Connecticut laws, regulations, ordinances and rules, or any other federal, state or municipal statute

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            or ordinance relating to discrimination in employment or
            compensation from employment; (v) federal or state public policy; and/or (vi) any other legal restrictions prohibiting, in whole or in part, the actual or constructive discharge of employees. This release does not impact or affect claims that cannot be released as a matter of law or that are related to Clayton's obligations under the Letter Agreement between Clayton and Newman.

     2. In the event any administrative agency or other person or entity pursues any claim, charge, lawsuit, demand, or class or group action against any of the Clayton Entities relating to Newman's employment, termination, compensation, or severance, Newman agrees that he will not be entitled to any monetary relief from such pursuit.

     3. Newman agrees not to commence or bring any action at law, proceeding, in equity, or any other judicial or non-judicial proceeding against any Released Party relating, in whole or in part, to his employment. This covenant not to sue does not extend to claims that Newman may not release at this time as a matter of law.

     4. Newman certifies that he has not filed any claims, complaints, or other actions against any of the Released Parties and hereby waives any right to recover from any party released pursuant to Paragraph 1 under any lawsuit charged or filed by him or any federal, state, or local agency on his behalf based upon any event occurring up to and including the date on which he signs this Agreement.

     5. Clayton agrees and does hereby release, acquit and forever discharge Newman of and from any and all claims, demands and causes of action now existing and known, as of the date hereof, to Clayton, which arose by any act or omission on the part of Newman committed in his capacity as an officer and/or employee of Clayton that occurred at any time during his tenure, up to an including the date hereof. This release does not extend to any claims, demands or causes of action which arose as a result of any fraudulent conduct or willful misconduct on the part of Newman during his tenure with Clayton.

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     6.     This Mutual Release may be executed in counterparts and by facsimile, each of which shall be deemed an original and all of which, taken together, shall constitute one agreement which is incorporated in full into the Letter Agreement.


AGREED:                                        AGREED:

                                               CLAYTON SERVICES, INC.


/s/ Brian C. Newman                            By: /s/ Stephen M. Lamando
------------------------------------------         -----------------------------
Brian C. Newman                                    Stephen M. Lamando
                                                   President and CEO


August 31, 2005                                August 31, 2005